EXHIBIT 10.35

GLOBAL AMENDMENTS AGREEMENT

I.       INTRODUCTION

This Global Amendments Agreement is made and entered into as of the 31st day of July, 1999 (the “Effective Date”) by and between Equifax Credit Information Services, Inc., hereinafter referred to as “Equifax”, as successor in interest to Equifax, Inc., and Fair, Isaac and Company, Incorporated, a Delaware corporation with offices at 120 North Redwood Drive, San Rafael, California 94903, hereinafter referred to as “Fair, Isaac”, as successor in interest to Fair, Isaac Analysis Corporation. Unless otherwise defined in this Global Amendments Agreement, capitalized terms shall have the meanings given them in that certain Analytic Products and Services Master Contract, Fair, Isaac Contract No. 880246, (hereinafter referred to as the “Master Contract”), as amended or modified, including, as applicable, in the pertinent Amendment or Addendum thereto.

II.     RECITALS

Fair, Isaac and Equifax desire to amend the Master Contract and certain Addenda thereto for the purpose of modifying certain terms applicable to the joint products and services and adding additional joint products and services (collectively, the “Services”). Each credit scoring system now or hereafter provided to End Users as part of the Master Contract, whether by addenda or otherwise, is considered a part of the Services and shall hereinafter be referred to generically as a “Performance Score,” including, without limitation, the Performance Scores known specifically as BEACON, BEACON Industry Options, Revenue Evaluator (REV), the attrition scoring system and NewGen scoring system described herein and in addenda to the Master Contract. Each of the amendments and new agreements executed concurrently herewith and listed herein are made a part of the Master Contract as amended hereby and may individually be referred to as an “Amendment” and collectively as the “Global Agreements.”

III.   AGREEMENT AND AMENDMENTS

A.        Amendments to Master Contract Addenda

The following Amendments to Addenda to the Master Contract are to be executed concurrently herewith and made a part of the Master Contract as amended hereby, all effective as of July 31, 1999.

Miscellaneous

•          Archive Score Amendment to the Master Contract 880246 including all its related Attachments, Exhibits and Appendices

•          Prospect Database Amendment to the Master Contract 880246 including all its related Attachments, Exhibits and Appendices

•          NewGen Risk Score Addendum to the Master Contract 880246 including all its related Attachments, Exhibits and Appendices

•          Attachment A to the NewGen Risk Score Addendum (Business Terms for On-Line)

•          Attachment B to the NewGen Risk Score Addendum (Account Management Batch Mode Delivery)

•          Attachment C to the NewGen Risk Score Addendum (Prescreen Batch Mode Delivery)

•          On-Line Beacon Rebate Amendment to the On-Line Score Addendum to Master Contract 880246

•          Amendment Number Two to the Account Management Addendum and to the Prescreen Score Addendum to Master Contract 880246

Revenue Score

•          Amendment Number One To Attachment A to the General Bankcard Revenue Score Addendum to Master Contract 880246 including all its related Attachments, Exhibits and Appendices

•          Annex 1 Restated Attachment A to the General Bankcard Revenue Score Addendum (Business Terms for Prescreen Batch-Mode Delivery)

•          Attachment B to the General Bankcard Revenue Score Addendum (Business Terms for Account Management Batch-Mode Delivery)

•          Attachment C to the General Bankcard Revenue Score Addendum (Business Terms for On-Line Delivery)

ScoreNet Service

•          Addendum Number Two to the ScoreNet Addendum to Master Contract No. 880246 including all its related Attachments, Exhibits and Appendices

•          Addendum Number Three to the ScoreNet Addendum to Master Contract No. 880246 including all its related Attachments, Exhibits and Appendices (Additional & Custom Attributes)

•          Addendum Number Four to the ScoreNet Addendum to Master Contract No. 880246 including all its related Attachments, Exhibits and Appendices (Revenue Score)

•          Addendum Number Five to the ScoreNet Addendum to Master Contract No. 880246 including all its related Attachments, Exhibits and Appendices (Attrition Score)

•          Addendum Number Six to the ScoreNet Addendum to Master Contract No. 880246 including all its related Attachments, Exhibits and Appendices (Custom Scores)

•          Addendum Number Seven to the ScoreNet Addendum to Master Contract No. 880246 including all its related Attachments, Exhibits and Appendices (NewGen Score)

Attrition Score

•          Analytic Products and Services Bankcard Attrition Score Addendum To Master Contract 880246 including all its related Attachments, Exhibits and Appendices

•          Attachment A to Master Contract Revised per Bankcard Attrition Score Addendum

B.        Amendments to Terms of the Master Contract and Addenda

1.        PreScore Agreement. The current term of the PreScore Agreement executed by the parties hereto on May 20, 1985, as amended as of May 30, 1988 (the “PreScore Agreement”) is hereby extended to May 30, 2003. Thereafter, the term of the PreScore Agreement will be automatically renewed for consecutive two (2) year terms, unless one party notifies the other in writing at least 270 days prior to the termination date of its intent to terminate the PreScore Agreement upon the conclusion of the 270 day notice period.

2.        Prescreen Score Addendum. The current term of the Prescreen Score Addendum to the Master Contract executed by the parties hereto on June 1, 1989, as amended (the “Prescreen Addendum”) is hereby extended to September 30, 2003. Thereafter, the term of the Prescreen Addendum will be automatically renewed for consecutive two (2) year terms, unless one party notifies the other in writing at least 270 days prior to the termination date of its intent to terminate the Prescreen Addendum upon the conclusion of the 270 day notice period.

3.        On-Line Score Addendum. The current term of the On-Line Score Addendum to the Master Contract executed by the parties hereto on December 19, 1988, as amended (the “On-Line Score Addendum”) is hereby extended to December 31, 2004. Thereafter, the term of the On-Line Score Addendum will be automatically renewed for consecutive two (2) year terms, unless one party notifies the other in writing at least 270 days prior to the termination date of its intent to terminate the On-Line Score Addendum upon the conclusion of the 270 day notice period.

4.        Account Management Addendum. The current term of the Account Management Addendum to the Master Contract executed by the parties hereto on June 7, 1989, as amended (the “Account Management Addendum”) is hereby extended to October 31, 2003. Thereafter, the term of the Account Management Addendum will be automatically renewed for consecutive two (2) year terms, unless one party notifies the other in writing at least 270 days prior to the termination date of its intent to terminate the Account Management Addendum upon the conclusion of the 270 day notice period.

5.        ScoreNet Addendum. The current term of the ScoreNet Addendum executed by the parties hereto on March 2, 1992, as amended (the “ScoreNet Addendum”) is hereby extended to November 30, 2003. Thereafter, the term of the ScoreNet Addendum will be automatically renewed for consecutive two (2) year terms, unless one party notifies the other in writing at least 270 days prior to the termination date of its intent to terminate the ScoreNet Addendum upon the conclusion of the 270 day notice period.

6.        Revenue Score Addendum. The current term of the General Bankcard Revenue Score Addendum to the Master Contract executed by the parties hereto on February 17, 1995, as amended (the “Revenue Score Addendum”) is hereby extended to November 30, 2004. Thereafter, the term of the Revenue Score Addendum will be automatically renewed for consecutive two (2) year terms, unless one party notifies the other in writing at least 270 days prior to the termination date of its intent to terminate the Revenue Score Addendum upon the conclusion of the 270 day notice period.

C.        Software Scoring Addendum

Equifax and Fair, Isaac agree to negotiate in good faith regarding the terms of a Scoring Software Addendum to the Master Contract, which will contain terms and conditions applicable to Performance Scores for which Equifax does not write the Software Facility according to Structured Specifications provided by Fair, Isaac, and to execute a mutually acceptable Scoring Software Addendum within forty-five (45) days of the Effective Date.

D.        Conflicting End User Agreements

Fair, Isaac acknowledges and agrees that certain existing Equifax End User Agreements do not comply with certain terms of the Global Agreements. Equifax shall have no obligation to cause such Equifax End User Agreements that are in effect as of the Effective Date to comply with any of the Global Amendments; provided, however, that in any case where such End User Agreement provides for the renewal of the current term thereof, Equifax shall use good faith efforts to cause such End User Agreement to be amended to comply with all applicable Global Amendments, concurrently with the beginning of the first renewal term after December 31, 1999.

E.        Amendments to Master Contract

The Master Contract is hereby amended as follows, as of July 31, 1999:

1.        Financial Reviews. Section 20 of the Master Contract is hereby redesignated as Section 32, and the following text is added to the Master Contract as Section 20 thereof:

(a)       Equifax shall maintain materially accurate books and records and follow appropriate accounting practices in respect of its sales of Performance Scores.

(b)       Equifax agrees that Fair, Isaac shall have the right, not more frequently than annually and upon at least twenty (20) business days notice, to visit the facility or facilities at which Equifax prepares and maintains the books and records described in Section 20(a) and at which Equifax maintains and utilizes the Software Facility during normal business hours. Fair, Isaac may inspect and evaluate Equifax’s security processes and procedures in effect at such facility as they relate to the security of the Software Facility and review the books and records used by Equifax to determine the amounts payable to Fair, Isaac under this Agreement and the Addenda hereto. Such reviews shall be reasonable in scope and length and shall be subject to Equifax’s security regulations. All information reviewed by Fair, Isaac or its agent shall be subject to the confidentiality provisions of this Agreement. Fair, Isaac shall cause its agent to execute a confidentiality agreement mutually acceptable to Fair, Isaac and Equifax before any such agent will be permitted to conduct any review under this Section 20 of this Agreement.

(c)       Equifax will cooperate reasonably with Fair, Isaac or its agent in connection with Fair, Isaac’s exercise of its rights as set forth in this Section 20.

(d)       The reviews shall be conducted in a manner which does not unreasonably disrupt, delay or interfere with Equifax’s performance of its business.

(e)       Each party shall bear its own expenses incurred in relation to such examination. If Fair, Isaac or its agent certifies in writing, a copy of which will be provided to Equifax, that an underpayment has occurred, Equifax shall pay the undisputed arrears within sixty (60) days of receipt of sufficient documentation demonstrating Equifax’s underpayment. If Fair, Isaac or its agent certifies that an overpayment has occurred, the amount of such overpayment shall be credited against any outstanding or subsequent amounts owed by Equifax to Fair, Isaac.

(f)       On a periodic basis, not more frequently than monthly and not less frequently than quarterly, Fair, Isaac will send Equifax a billing exception report, including a list of billing exceptions and the reason the billing is being questioned. Equifax shall notify Fair, Isaac within sixty (60) days of receipt of the billing exception report of the nature of any items therein which Equifax disputes in good faith. Equifax will pay Fair, Isaac for the items identified in the billing exception report that are not disputed or take other such action requested by Fair, Isaac with respect to such exceptions. The parties agree to cooperate in good faith to resolve such disputed items within thirty (30) days of receipt of such notice from Equifax. All billing for periods beginning August 1, 1999 which Fair, Isaac does not include on a billing exception report will be deemed final, unless it was not reasonably possible for Fair, Isaac to determine the correct billing looking only at the monthly reports required to be provided to Fair, Isaac under the Master Contract together with any other information delivered by Equifax to the Fair, Isaac Revenue Manager (as identified by Fair, Isaac from time to time), or his or her designee, in response to and related to a question from the Revenue Manager regarding a given report.

(g)       Fair, Isaac acknowledges that all information contained in the monthly reports required to be provided to Fair, Isaac under this Master Contract and the Amendments and Addenda hereto, together with any other information delivered by Equifax to the Fair, Isaac Revenue Manager or his or her designee in response to a question from the Revenue Manager regarding a given report, constitute confidential information of Equifax that shall only be used for internal financial and administrative reporting, evaluation of industry trends, and to reconcile End User usage as reported therein with Equifax’s payments to Fair, Isaac; provided that such information shall not be used for any competitive purpose.

2.        ScoreNet® Service. The following text is added to the Master Contract as Section 21 thereof:

21.      ScoreNet. ScoreNet Service is a registered trademark of Fair, Isaac and is a proprietary account management information delivery service implemented at all the major U.S.A. credit bureaus, including Equifax. ScoreNet Service is addressed in the ScoreNet Addendum to Master Contract No. 880246.

Equifax and Fair, Isaac agree to enter into contracts to make available BEACON, BEACON Industry Options, Revenue Evaluator, Attrition scoring system and NewGen scoring system, to Fair, Isaac as agent for its customers electing to use Fair, Isaac’s ScoreNet Service as set forth in the ScoreNet Agreement and such other scores and information to which Equifax, Fair, Isaac and the ScoreNet subscriber may agree. Equifax agrees to make a good faith effort to update the Software Modules within a reasonable time frame to be consistent with the then most current version of those Performance Scores being offered through ScoreNet if and only if Equifax has updated the applicable Performance Score for its on-line and off-line delivery to Equifax customers.

3.        Equifax Pricing. The text of Section 4.1 of the Master Contract is deleted and replaced with the following:

4.1(a) General Pricing Reviews. Equifax and Fair, Isaac shall agree on an initial schedule of End User charges for each product or service offered and incorporate such schedule into the applicable Addendum. Equifax and Fair, Isaac agree that it may be desirable to modify the Minimum End User pricing schedules set forth in Addenda to this Agreement from time to time when markets and competition change. Such modifications may only occur by mutual written consent. Either party may initiate an End User price review for this purpose, with no greater frequency than once every twelve (12) months for any given Performance Score in any given distribution channel. The initiating party shall provide the other party with a written proposal outlining the proposed changes to Minimum End User prices, and the reasons for such change. Any agreed upon changes to Minimum End User pricing resulting from price reviews shall pertain to the then remaining term of the pertinent Addendum unless otherwise specified. Should the parties not reach agreement as to Minimum End User pricing changes, the prices currently in effect for such Addendum will prevail for the remainder of the term thereof.

4.1(b) Customer-Specific Pricing Concessions. Fair, Isaac shall consider in good faith reductions in Minimum End User Price requested by Equifax for particular End User programs or annual End User agreements with an actual program volume or annual volume commitment, as the case may be, in excess of 10 million Performance Scores having the same performance definition, provided Fair, Isaac shall be under no obligation to consider more than ten (10) such requests in a calendar month. Any reduction in Minimum End User Price is permissible only with Fair, Isaac’s consent; provided, however, that such consent shall be given under the following circumstances:

(i)        If Equifax makes such a request with respect to one or more Performance Score(s) and (A) Fair, Isaac has offered to provide such Performance Score(s) through the ScoreNet Distribution Channel at a ScoreNet Performance Score Price (as defined below) that is less than the Minimum End User Price, calculated at the annual volume tier that equates to four times the quarterly volume commitment underlying the ScoreNet Performance Score Price, in effect under the applicable Addendum; and (B) the Performance Score(s), contract term and volume commitment to which such ScoreNet Performance Score Price applies, are comparable to the Performance Score(s), contract term and volume commitment to which the Equifax request applies, Fair, Isaac shall match and extend to Equifax the ScoreNet Performance Score Price for such Performance Score(s). “ScoreNet Performance Score Price” means the ScoreNet charge to the End User applicable to each specific Performance Score(s), stated on a per-unit basis.

(ii)      If Equifax makes such a request with respect to one or more Performance Score(s) and (A) Fair, Isaac has authorized any third party to provide any Comparable Performance Score(s) (as defined below), at a lower price than the Minimum End User Price in effect under the applicable Addendum, and (B) the Comparable Performance Score(s), contract term and volume commitment to which such lower price applies, are comparable to the Performance Score(s), contract term and volume commitment to which the Equifax request applies, Fair, Isaac shall match and extend to Equifax the lowest customer price available for such Comparable Performance Score(s). “Comparable Performance Score” means a score generated from scorecards (w) developed by Fair, Isaac from a body of credit bureau records, (x) installed and delivered through software located at such credit bureau’s facility, (y) with a performance definition comparable to that of a given Performance Score for which a request under this section has been made by Equifax, and (z) in the comparable generation as such Performance Score (e.g., BEACON and Empirica are Comparable Performance Scores, but NewGen and Empirica are not Comparable Performance Scores).

If the conditions stated in Subsections 4.1(b)(i) and 4.1(b)(ii) both apply in any given situation, the lower of the two prices shall be made available to Equifax. In the event that Fair, Isaac denies a request subject to Subsections 4.1(b), the relevant Minimum End User Price (from the pertinent addendum) shall prevail, and if Equifax does not obtain the End User program or annual agreement with respect to which Equifax submitted its price concession request, for forty five (45) days following receipt of Equifax’s pricing proposal, Fair, Isaac shall be precluded from providing the Performance Score(s) to the End User subject to Equifax’s proposal for a program substantially similar to the subject program through the ScoreNet Distribution Channel at a ScoreNet Performance Score Price that is less than the lowest End User price proposed by Fair, Isaac in response to Equifax’s request for a Minimum End User Price reduction, or permitting any third party to provide Comparable Performance Score(s) to the End User subject to Equifax’s proposal for a program substantially similar to the subject program at a price lower than the lowest End User price proposed by Fair, Isaac in response to Equifax’s request for a Minimum End User Price reduction.

Nothing in this Section 4.1(b) shall be construed to prohibit Equifax from submitting, or to excuse Fair, Isaac from considering in good faith, additional price reduction requests or price reduction requests with respect to programs or agreements not meeting the foregoing volume threshold. For the avoidance of doubt, no request for a price reduction shall be subject to the foregoing paragraphs of this Section 4.1(b) unless Equifax so states (which statement shall be confirmed in writing if originally made orally), and Fair, Isaac shall only be obligated to consider such requests in good faith.

4.        Marketing of Performance Scores and Sales Staff Support.  The following text is added to the Master Contract as Section 9.3:

9.3(a) Equifax shall select the product names for the Performance Scores offered hereunder that have not already received a designated and mutually approved name. Equifax’s name selection shall be subject to the approval of Fair, Isaac, which approval shall not be unreasonably withheld. These names shall be used to uniquely identify the applicable Performance Scores as distinct from a similar product or service developed by an entity other than Fair, Isaac and/or Equifax; and shall be the trademarks or service marks of Equifax which both parties may use only to promote the applicable Performance Scores and only during the term of the applicable Addendum. For the term of the applicable Addendum, each party grants to the other party a limited license to use the Performance Score trademarks and each other’s name as necessary for the sole purpose of allowing the other party to promote and market the Performance Scores pursuant to the terms of this Agreement and the various Addenda. Whenever either party employs any trademark of the other in any medium or in any form of published material which is prepared for distribution outside of Equifax and/or Fair, Isaac, the using party shall place an asterisk immediately after and slightly above the first use of the trademark referring to a footnote reading “Trademark of [the owning party].” Upon the expiration or termination of any Addendum, or any particular Attachment thereto, both Equifax and Fair, Isaac will thereafter discontinue the use of the applicable Performance Score trademark.

9.3(b) Both parties agree that all media releases, public announcements and public disclosures by either party directly referring to a specific Performance Score or the name of a Service offered hereunder, including without limitation promotional or marketing material (but not including any announcement intended solely for its internal distribution), will be coordinated with and approved by the other party prior to the release thereof. All such materials shall bear Equifax and Fair, Isaac’s name and include a mutually-agreed upon development attribution and description of the pertinent product or Service immediately following the first use of such product or Service name. Fair, Isaac reserves the right to approve for technical accuracy materials prepared for external distribution by Equifax that describe the technical functioning of the Performance Score.

9.3(c) Both parties will make a good faith effort to promote and sell the Performance Scores, but neither party shall be obligated to incur expenses with respect to the promotion of a given Performance Score that are not expressly set forth in the relevant Addendum.

9.3(d) Both parties agree to promptly prepare, publish and disseminate joint press releases and other marketing communications each time a new Service or an enhancement thereto is developed and made commercially available as set forth herein. Both parties agree to use commercially reasonable efforts to finalize the press release prior to the date of commercial availability of the joint product or service.

9.3(e) The parties further acknowledge that the development of sales, marketing and End User materials will require the dissemination of information regarding the techniques used by Fair, Isaac in developing Performance Scores. Equifax agrees to accurately depict, to the level of detail reasonably appropriate for such materials, the development methods as described to Equifax by Fair, Isaac.

9.3(f)  Each party shall provide its sales staff with user guides, sales literature, retail price and terms information, education and training. If either party elects to produce such materials, the other party shall, upon request, provide reasonable technical assistance in the preparation of script and graphic content to insure technical accuracy.

5.        Year 2000 Warranty.  The following text is added to the Master Contract as Section 22:

22.      Equifax will use commercially reasonable efforts, as well as sound business practices, to make the Performance Score services “Year 2000 Ready.” For purposes of this Master Contract and each Addendum or Amendment hereto, and any subsequent Amendments, Addenda or attachments hereto or thereto, Year 2000 Ready means that the subject Performance Score will process and handle date and time data without material interruption or delay (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that all other information technology used in combination with such Performance Score properly exchanges date data with the pertinent Performance Score Software Facility. As the sole and exclusive remedy for any breach of this Section 22, Equifax will (a) exercise commercially reasonable efforts to correct any material non-compliance caused solely by the performance of the hardware and software at Equifax that is used to generate the applicable Performance Score and (b) reprocess affected Performance Score output, if any, to Fair, Isaac or the affected End User, without charge, when it is generally available.

Fair, Isaac will use commercially reasonable efforts, as well as sound business practices, to make the ScoreNet Service “Year 2000 Ready.” For purposes of this Master Contract and each Addendum or Amendment hereto, and any subsequent Amendments, Addenda or attachments hereto or thereto, Year 2000 Ready means that the ScoreNet Service will process and handle date and time data without material interruption or delay (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that all other information technology used in combination with such ScoreNet Service properly exchanges date data with the ScoreNet Service. As the sole and exclusive remedy for any breach of this Section 22, Fair, Isaac will (a) exercise commercially reasonable efforts to correct any material noncompliance caused solely by the performance of the hardware and software at Fair, Isaac that is used to generate the ScoreNet Service and (b) reprocess affected ScoreNet Service output, if any, to the affected End User, without charge, when it is generally available.

6.        Performance Score Updates.  The following text is added to the Master Contract as Section 26:

26.      Equifax will provide Fair, Isaac with Snapshot Data from the Basic Records at least every 18 months for each Performance Score in order for Fair, Isaac to review the performance of the Scorecards for Performance Scores then available from Equifax. Fair, Isaac shall use such Snapshot Data (and any other data provided by Equifax under this Master Contract or any addendum or amendment hereto) only as expressly permitted in this Master Contract or any Addendum or Amendment hereto. Notwithstanding anything in this Master Contract or any Addendum or Amendment hereto to the contrary, the contents of the Snapshot Data, Basic Records or other information provided by Equifax shall be as agreed by the parties from time to time. Fair, Isaac acknowledges that Equifax may be prohibited by data contributors from providing certain information to Fair, Isaac. Equifax will advise Fair, Isaac of such prohibitions and the industry codes of such data contributors and the relative size of the data contribution affected, and the parties will in good faith address the impact on the Performance Score(s) as mutually agreed.

If such review indicates, in the judgment of Fair, Isaac, that new Scorecards are warranted, and if mutual agreement is reached that the Scorecards should at that time be replaced, then Fair, Isaac shall develop replacement Scorecards and Equifax will install them. Equifax will be under no obligation to install updates, provided, however, that Fair, Isaac may require Equifax to install a Fair, Isaac provided update to the scorecards for each of the existing Performance Scores once within the thirty (30) month period beginning on the Effective Date (and, as to Performance Scores that become Commercially Available after the Effective Date, once within the thirty (30) month period beginning on the date on which such Performance Score becomes Commercially Available) and thereafter not more than once every 4 years for as long as the pertinent Performance Score Addendum remains in effect, or as otherwise agreed. This Section applies only to Scorecards for which Fair, Isaac provides the update Specifications to Equifax for coding by Equifax.

7.        Adverse Action.  The following text is added to the Master Contract as Section 27:

27.      For each Performance Score to be provided hereunder in account management or on-line mode, score factor codes may be developed by Fair, Isaac and in such event the Structured Specification document will provide Score Factor Codes which are to accompany each delivery of such Performance Score by Equifax to End Users along with the pertinent Performance Scores in account management or on-line delivery modes (but not with Performance Scores delivered for prescreening, for population of a prospect database, or archive scores, except as agreed by Equifax and Fair, Isaac). If adverse Score Factor Codes are not developed by Fair, Isaac for delivery by Equifax to End Users along with such Performance Scores, Equifax shall instruct End Users that such Performance Scores or any of the related information provided hereunder shall not be used for “adverse action” as defined by the Equal Credit Opportunity Act or Regulation B. Equifax will have ten business days to approve the score factor codes following delivery of Fair, Isaac’s list of the same or the Score Factor Codes will be deemed approved. If Equifax does not approve of the Score Factor Codes, Fair, Isaac will make such modifications as are mutually acceptable. Following approval of the Score Factor Codes, Equifax will add them to the Software Facility within a reasonable period of time.

8.        End User Agreements.  The following text is added to the Master Contract as Section 28; provided, however, that Equifax shall have 180 days from the Effective Date to include the following specified terms in its End User Agreements, and it shall not be a violation of the Master Contract for Equifax to enter into any End User Agreement that does not comply with Section 28 of the Master Contract, as amended hereby, during such 180 day period; provided that Equifax shall make a good faith effort to include such terms within its standard contract forms within such 180 day period:

Except for the use of the Performance Scores as permitted under Section 31 of the Master Contract, Equifax may provide Performance Scores only to End Users who have duly executed an End User Agreement with Equifax. For purposes of this Master Contract, End User shall mean individuals or entities requesting and obtaining individually identified Performance Scores only for a permissible purpose as defined by the Fair Credit Reporting Act. Such agreement must include at a minimum the following terms:

(a)       A description of the applicable Performance Score, product(s) and/or Service(s);

(b)       A provision limiting the combined liability of Equifax and Fair, Isaac to the End User to the fees received from the End User for use of the Performance Score service in the preceding twelve (12) months;

(c)       A statement that Equifax is the authorized agent of Fair, Isaac for purposes of executing the End User Agreement as it pertains to the specified Performance Score(s) and for collection of all fees and charges arising thereunder with respect to the specified Performance Score(s);

(d)       A provision certifying that the End User has a permissible purpose for obtaining the Performance Score(s) (except as otherwise permitted by law or in the applicable Addendum or Amendment hereto);

(e)       A provision representing that the End User will not publicly disseminate or otherwise disclose to others any results of the validations or other reports derived from the Performance Score service without Equifax’s and Fair, Isaac’s express written permission;

(f)       A provision representing that the End User acknowledges that the Performance Score service and its associated output are proprietary and that, except for (1) disclosure to the subject consumer if the End User has taken adverse action against such consumer based in whole or in part on the consumer report with which the Performance Score was delivered or (2) as required by law, End User will not provide the Performance Scores to any other party without Equifax’s and Fair, Isaac’s prior written consent;

(g)       Pricing terms in accordance with the applicable Addendum or Attachments thereto, unless modified as provided herein;

(h)       If applicable, a provision whereby the End User asserts that any use of the Performance Scores for the purposes of evaluating the credit risk associated with applicants, prospects, or existing customers will be in a manner consistent with the provisions described in the Equal Credit Opportunity Act, Regulation B, or the FCRA;

(i)        A statement that the Performance Score(s) shall not be used for “Adverse Action” as defined by the Equal Credit Opportunity Act or Regulation B, unless Score Factor Codes have been delivered to the End User along with the Performance Score(s);

(j)        Any additional terms required pursuant to the Addenda and/or Amendment applicable to the pertinent Performance Score(s) and distribution channel(s), including without limitation the warranties of Fair, Isaac set forth therein; and

(k)       An agreement that End User will, before delivering or directing Equifax to deliver Performance Scores to any third party, enter into a contract with such third party that (1) limits the use of the Performance Scores by the third party only to the use permitted to the End User and (2) identifies Fair, Isaac as an express third party beneficiary to such contract.

Equifax may additionally provide Performance Scores to third parties performing supplemental processing functions on behalf of Equifax for the End User if that third party has duly executed a third party agreement with Equifax. Such agreement must include at a minimum the following terms:

(a)       A description of the applicable Performance Score, product(s) and/or Service(s);

(b)       A provision representing that the third party acknowledges that the Performance Scores are proprietary and will not provide the Performance Scores to any other party other than the End User without Equifax’s and Fair, Isaac’s prior written consent or use the Performance Scores for any purpose other than the supplemental processing required by Equifax on behalf of the End User(s);

(c)       A provision representing that such third party supplemental processing shall not use the Performance Scores for model development, model validation, reverse engineering, or model calibration; and

(d)       A provision that prohibits such third party from reselling the Performance Scores or using the Performance Scores to maintain or populate a Prospect Database unless the appropriate Prospect Database End User agreement has been executed.

Equifax may additionally provide Performance Scores to affiliates or resellers only for sale to End Users so long as such End Users duly execute an End User agreement containing at a minimum the End User Agreement provisions above.

The final version of the End User or third party contract utilized by one party in any instance shall not be subject to approval by the other party unless such version includes deviations from the foregoing terms that affect the other party, it being understood that no provision in an End User or third party contract shall, as between Equifax and Fair, Isaac, be construed to change the limitations or allocations of liability set forth in this Agreement and in the applicable Addendum. If a party hereto is engaged in negotiations with an End User (“Negotiating Party”) and desires to change the terms of the End User contract in a manner that would materially affect the other party hereto (“Other Party”), the Negotiating Party must submit the proposed changes to the Other Party in writing and the Other Party shall approve or disapprove the suggested changes.

9.        Financial Information Reporting.  The following text is added to the Master Contract as Section 29:

For each Performance Score provided under this Master Contract, Equifax agrees to program all processes required to calculate and make available to Fair, Isaac in the time frames set forth in the Master Contract and its Addenda, the detailed financial information set forth in the Master Contract and its Addenda. Equifax also agrees to revise its reporting procedures to separately identify and report each Performance Score by Distribution Channel in the Monthly Usage Summary Report and Royalty Model Owner Report. For purposes of this Master Contract and all addenda and amendments hereto, the term “Distribution Channel” means, unless the context clearly requires otherwise, one or more of the following methods of delivering (and/or uses of) Performance Scores: off-line Prescreen, off-line Account Management (which, together with off-line Prescreen, may be referred to as the Off-line Distribution Channel), on-line, Archive, Prospect Database, PreScore and ScoreNet.

10.      Notices.  The following text is added to the Master Contract as Section 30:

Notices and consents that are required or permitted under this Master Contract or any addendum, amendment or attachment hereto, or any addendum, amendment or attachment to any of the foregoing, shall either be (i) served personally upon the person(s) identified below at the address(es) identified below (“Personal Service”); (ii) delivered by first class U.S. mail, certified or registered, postage prepaid and addressed to the addressee(s) as set forth below (“U.S. Mail”); (iii) delivered by overnight courier service, addressed to the addressee(s) as set forth below (“Courier Service”); (iv) delivered by telecopy or facsimile transmission, directed to the recipient(s) at the telecopy or facsimile number(s) set forth below (“Fax Delivery”); or (v) delivered electronically via e-mail, directed to the recipient(s) at the e-mail address(es) set forth below (“Electronic Delivery”). In the case of Fax Delivery or Electronic Delivery, a confirming hard copy of such transmission shall be sent on the same day by U.S. Mail or Courier Service. A communication by Personal Service, U.S. Mail or Courier Service shall be deemed received upon delivery; a communication by Fax Delivery shall be deemed received upon successful completion of the transmission; and a communication by E-Mail shall be deemed received upon transmission; provided, however, that in the event of delivery or transmission on a Saturday, Sunday or holiday, such communication shall be deemed received on the next business day. The parties may change the following addresses and facsimile numbers by giving notice thereof to the other party.

Equifax:	Linda Willson Equifax, Inc. 1600 Peachtree Street, H10C Atlanta, GA 30309 Tel: 404 888 3525 Fax: 404 885 8872 E-mail: linda.willson@equifax.com

With copy to:	ECIS Group Counsel Equifax, Inc. 1600 Peachtree Street, H10A Atlanta, GA 30309 Tel: 404 885 8034 Fax: 404 885 8922 E-mail: richard.goerss@equifax.com

Fair, Isaac:	Cheri St. John Fair, Isaac & Co. 120 North Redwood Drive San Rafael, CA 94903 Tel: 415 491 5176 Fax: 415 444 5070 E-mail: cherist.john@fairisaac.com

With copy to:	General Counsel Fair, Isaac & Co. 120 North Redwood Drive San Rafael, CA 94903 Tel: 415 472 2211 Fax: 415 444 5029 E-mail: pmccorkell@fairisaac.com

11.      Internal Use. The following text is added to the Master Contract Section as 31:

(a)       Equifax Credit Information Services, Inc. (“ECIS”) shall have the right to use all or part of the Software Facility for each Performance Score to generate Scores to be used only for the following purposes, without payment to Fair, Isaac:

(i)        To derive score distribution information to assist in developing End User score cut-offs and strategies and to assist in future sales efforts that include joint products, provided that ECIS shall provide only analysis reports regarding such score cut-offs and strategies and will not deliver the scores;

(ii)      For internal fraud detection, in which Scores are generated to identify improper Score manipulation by employees, customers and other parties having a means of performing such manipulation;

(iii)     To perform depersonalized file and score comparisons commissioned by End Users, provided that Equifax must not charge the End User for this service (other than computer processing charges passed through to the End User); and

(iv)     To build databases for the subsequent sale of prescreen scores to End Users, such as the Readi-Screen product, provided that the Performance Scores housed in such databases shall be used for no purpose other than the sale of such Performance Scores to End Users subject to an appropriate End User contract.

(b)       ECIS and any other company controlled by Equifax, Inc. (“Equifax End User”) shall have the right to use all or part of the Software Facility for each Performance Score to generate Scores to be used only for the following purposes, provided that such Equifax End User shall pay Fair, Isaac for the use of such Performance Scores at the rates set forth with respect to End Users in the Archive Score Amendment to this Master Contract: (1) internal validation of the Performance Scores; (2) comparisons to other Performance Scores; and (3) evaluation of the predictiveness of the Performance Scores as compared to other scores. Such use shall further be subject to the following restrictions:

(i)        The Equifax End User will not publicly disseminate or otherwise disclose to others any results of the validations, analysis or other reports derived from the permitted use of the Performance Scores without Fair, Isaac’s consent;

(ii)      The Equifax End User will not provide the Performance Scores generated for such internal use to any other party without Fair, Isaac’s consent; and

(iii)     The Equifax End User will not use the Performance Scores for model development, reverse engineering or model calibration.

(c)       To the extent that a given instance of Performance Score use by ECIS is authorized by both subsections (a) and (b), such use shall be deemed to be made under subsection (a).

12.      Geographic Scope. The Master Contract as amended hereby governs the parties’ rights and responsibilities regarding the promotion, sale and delivery of Services in the United States of America and its territories and possessions (“United States”) only and shall have no applicability to any other geographic region unless the parties expressly agree otherwise.

IV.    ON-LINE REBATE AMENDMENT INCENTIVE CONDITIONS

Under the terms of the On-Line Rebate Amendment to the On-Line Addendum to the Master Contract (the “Rebate Amendment”), in order to create certain volume-based incentives for the sale of On-Line Scores for BEACON and NewGen as defined in the Rebate Amendment and to encourage Equifax to offer certain new Performance Scores in accordance with the timelines set forth below, Fair, Isaac has agreed to provide certain Rebates as calculated therein subject to the conditions set forth herein. Fair, Isaac will calculate and conditionally accrue the Rebate Amount for Equifax starting with the October 1, 1998 to December 31, 1998 calendar quarter but will not be obligated to remit payment to Equifax until Equifax and Fair, Isaac execute the Global Agreements.

In addition, time is of the essence with respect to a number of Equifax’s and Fair, Isaac’s obligations which are set forth below and contained in the Global Agreements (“Enhancements”). The calculation of the Fair, Isaac Share for BEACON and the corresponding Rebate Amount will vary as described below in the event Equifax fails to meet the Completion Dates set forth below.

The parties acknowledge that Equifax’s obligations to complete its tasks set forth below such that a given Enhancement is Commercially Available (as defined below) on or before the applicable “Completion Date” specified below for the identified Distribution Channels require the timely performance by Equifax and Fair, Isaac of certain preliminary tasks. The column identified below as Specification Date (“Specification Date”) represents the date by which Fair, Isaac shall be required to have delivered to Equifax the Structured Specifications and other documentation adequately detailing the process by which Equifax will code the applicable Enhancement. The column identified below as Audit Date (“Audit Date”) represents the date by which Equifax shall be required to have the Enhancement programming completed and have reasonable audit materials available for Fair, Isaac to conduct assurance testing. Fair, Isaac and Equifax will allocate reasonable resources and make a diligent effort to ensure that the relevant Enhancement timeframes are achieved. The parties will in advance of the Specification Date(s) mutually agree to a comprehensive project schedule for each Enhancement which will specify the obligations of each party and the associated deadlines. The Audit Date and the Completion Date for each Enhancement set forth below will be extended by one business day for each day that Fair, Isaac fails to meet any of its obligations. If it happens that the completion dates are not achieved due to unforeseen complexity in implementing the Performance Scores despite diligent effort on the part of both parties, the Completion Date will be extended appropriately.

Enhancement	Specification Date	Audit Date	Completion Date

New version of REV and reason codes (AM) in the Online, Offline, PreScore and ScoreNet channels	NA	5/01/99	7/30/99
51 Additional Attributes in ScoreNet and Triggering Trade Line Information (credit limit, balance and status)	NA	5/15/99	7/30/99
Attrition Model and reason codes (when available) in Account Management and ScoreNet	4/02/99	8/31/99	9/30/99
NewGen Model and reason codes in the Online, Offline, PreScore and ScoreNet Distribution Channels	NA	7/31/99	9/30/99
ScoreNet Custom attribute and custom score capability sufficient to enable compliance with the ScoreNet Amendment to the Master Contract and the Addenda thereto.	5/01/99	7/15/99	8/31/99

An Enhancement will be deemed Commercially Available when the Equifax system requirements necessary to allow an End User wishing to use the pertinent Enhancement through the agreed to Distribution Channels are operational. Should Equifax fail to meet a Completion Date as extended above, with the exception of the Attrition Score Completion Date, the Rebate Amount for that quarter will be reduced pro rata for each business day that one or more Enhancements (except the Attrition Score) is not Commercially Available according to the above schedule as extended. Should Equifax fail to meet a Completion Date as extended above for REV in ScoreNet or the Additional Attribute information, the Rebate Amount for that quarter will be reduced pro rata for a minimum of 30 business days.

If the Fair, Isaac Share per Name Scored would fall from $0.06 under the provisions of the On-Line Beacon Rebate Amendment and one or more Enhancements is not Commercially

Available, the Fair, Isaac Share per Name Scored will revert to or remain at $0.06, as the case may be, until all such Enhancements that are then due according to the above schedule (as extended) are Commercially Available. Notwithstanding any other provision in this Master Contract, the only liability of Equifax and the sole remedy of Fair, Isaac for Equifax’s failure to make an Enhancement Commercially Available within the required timeframe under this Section IV shall be to only affect Fair, Isaac’s requirement to pay a Rebate Amount as set forth in this Section IV. If Fair, Isaac is permitted to reduce a Rebate Amount in accordance with the terms and conditions in the immediately preceding paragraph, such reduction of payment shall not affect the redetermination of the Fair, Isaac Share per Name Scored for BEACON pursuant to the On-Line Addendum to the Master Contract. Accordingly, notwithstanding any reduction in the Rebate Amount to be paid, the parties shall in all cases calculate the Rebate Amount and the corresponding Fair, Isaac Share per Name Scored for BEACON in Year 1 or beyond as described in the On-Line Rebate Amendment to the On-Line Addendum to the Master Contract.

V.     NO FURTHER CHANGES

Except as expressly amended hereby, all of the terms and conditions of the Master Contract and any heretofore executed amendments, addenda, exhibits, schedules or attachments thereto shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties have duly executed this Amendment to the Master Contract as of the date first set forth above.

Accepted for: Equifax Credit Information Services, Inc.	Fair, Isaac and Company, Inc.
/s/ M. SHANNON	/s/ CHERI ST. JOHN

(Signature)	(Signature)
Michael Shannon	Cheri St. John
Senior Vice President	Senior Vice President

7/30/99	7/30/99

Date	Date